UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Green Brick Partners, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5952523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2805 Dallas Pkwy, Ste 400 Plano, TX	75093
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares (each representing a 1/1000th fractional interest in a share of 5.75% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:	333-250977 (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
The class of securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/1000th fractional interest in a share of 5.75% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and a liquidation preference of $25,000 per share (equivalent to a $25.00 liquidation preference per Depositary Share) (the “Series A Preferred Stock”) of Green Brick Partners, Inc. (the “Company”). The description of the terms of the Depositary Shares and the Series A Preferred Stock set forth under the heading “Description of Series A Preferred Stock and the Depositary Shares” in the Company’s prospectus supplement dated December 16, 2021 and in the sections “Description of Depositary Shares” and “Description of Capital Stock” in the accompanying prospectus that constitutes a part of the Company’s Shelf Registration Statement on Form S-3 (File No. 333-250977), which was declared effective by the Securities and Exchange Commission on December 4, 2020, are incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation, (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed October 31, 2014).
3.2	Amended and Restated Bylaws of BioFuel Energy Corp, dated as of March 20, 2009, (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed March 23, 2009).
3.3	Certificate of Designation of 5.75% Series A Cumulative Perpetual Preferred Stock, (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K filed December 23, 2021).
4.1	Specimen Common Stock Certificate, (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed October 31, 2014).
4.2	Description of Capital Stock, (incorporated by reference to Exhibit 4.2 to the Company's Form 10-K filed March 6, 2020).
4.3
Deposit Agreement, dated December 23, 2021 among Green Brick Partners, Inc., Continental Stock Transfer & Trust Company, and the holders of depositary receipts, with respect to Green Brick Partners, Inc.’s 5.75% Series A Cumulative Perpetual Preferred Stock, (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed December 23, 2021).

4.4	Form of Depositary Receipt (attached to the Deposit Agreement included as Exhibit 4.3).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

GREEN BRICK PARTNERS, INC.

By:	/s/ Richard A. Costello
Name:	Richard A. Costello
Title	Chief Financial Officer
Dated: December 23, 2021